Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Talmer Bancorp, Inc.

Troy, Michigan

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2014, relating to the combined financial statements of Talmer West Bank appearing in Talmer Bancorp, Inc.’s Current Report on Form 8-K filed on March 17, 2014.

/s/ BDO USA, LLP

Grand Rapids, Michigan

April 3, 2014